UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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COSTAR GROUP, INC.

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April 28, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 11:00 a.m. on Thursday, June 8, 2006 at 2 Bethesda Metro Center, Bethesda, Maryland 20814.
      At the Annual Meeting, you will be asked (1) to elect seven directors, (2) to approve the CoStar Group, Inc. Employee Stock Purchase Plan and (3) to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006. The accompanying Notice of 2006 Annual Meeting of Stockholders and Proxy Statement describe these matters.
      The Board of Directors recommends that stockholders vote in favor of each of these proposals.
      Whether or not you plan to attend the meeting in person, please return your executed proxy card in the enclosed postage prepaid and addressed envelope and your shares will be voted in accordance with the instructions you have given in your proxy card.

Sincerely,

Andrew C. Florance
Chief Executive Officer and President

COSTAR GROUP, INC.
April 28, 2006
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 8, 2006
       The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 11:00 a.m. on Thursday, June 8, 2006, for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.	To approve the CoStar Group, Inc. Employee Stock Purchase Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006; and

4.	To transact any other business properly presented before the Annual Meeting.
      The Board of Directors has fixed Monday, April 17, 2006 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.
      WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jonathan Coleman
Secretary

TABLE OF CONTENTS

PROXY STATEMENT
OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM
PROXY VOTING AND REVOCATION
ATTENDING THE MEETING
ITEM 1 ELECTION OF DIRECTORS
ITEM 2 APPROVAL OF COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
ITEM 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2007 ANNUAL MEETING
ADDITIONAL INFORMATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END 2005 OPTION VALUES
COSTAR GROUP, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 8, 2006
      The Board of Directors of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on Thursday, June 8, 2006, at 2 Bethesda Metro Center, Bethesda, Maryland 20814, and at any adjournment or postponement of the Annual Meeting.
      Our headquarters are located at 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. We are mailing this Proxy Statement and the accompanying proxy card to our stockholders eligible to vote at the Annual Meeting on or about May 2, 2006.
OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM
      At the close of business on the record date, Monday, April 17, 2006, there were 18,758,928 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each proposal, except as specifically provided below with respect to the election of directors.
      The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.
      The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:
      Item 1 — Election of Directors. Each outstanding share of common stock is entitled to cast one vote for up to seven nominees. The seven nominees who receive the most votes will be elected as directors.
      Item 2 — Approval of the CoStar Group, Inc. Employee Stock Purchase Plan. For stockholders to approve this proposal, the number of votes cast in favor of the CoStar Group, Inc. Employee Stock Purchase Plan (the “ESPP”) must exceed the number of votes cast against this proposal.
      Item 3 — Ratification of the Appointment of Independent Auditors. For stockholders to approve this proposal, the number of votes cast in favor must exceed the number of votes cast against this proposal.
      Abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors. For the proposals to adopt the ESPP and ratify the independent auditors, abstentions and broker non-votes are disregarded in calculating the total number of votes on the proposals. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposal to approve the ESPP, but may vote their clients’ shares on the proposal to ratify Ernst & Young LLP as our independent auditors.

PROXY VOTING AND REVOCATION
      You may vote by signing your proxy card, or if your shares are held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you properly complete and execute your proxy card and return it before the Annual Meeting:

•	Your shares will be voted in accordance with your instructions.

•	For any items for which you do not provide instructions, your shares will be voted “FOR” the item, as recommended by the Board of Directors.
      You may revoke your proxy at any time before it is voted by:

•	delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	submitting a properly-executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person. (If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.)
      Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.
ATTENDING THE MEETING
      Only stockholders as of the record date, their proxy holders, and our invited guests may attend the meeting. If you intend to attend the Annual Meeting, please mark your proxy card accordingly. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Audra Capas, Vice President of Communications, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Meeting.

ITEM 1
ELECTION OF DIRECTORS
      The Board has fixed the number of directors constituting the Board at seven. The Board has nominated each of the current directors for re-election. The persons named as proxy holders on the proxy card will vote your shares for each of the seven nominees unless you instruct otherwise on your proxy card.
      Each of our directors will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. If any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. Information about each of the nominees appears below.
Nominees for the Board of Directors
      The following table lists our current directors:

		Years as a
Name	Employment	Director	Committee Membership

Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	19	Compensation; Nominating & Corporate Governance
Andrew C. Florance*	CEO & President, CoStar Group, Inc.	19	None
David Bonderman	Founding Partner, Texas Pacific Group	11	Compensation
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.	11	Audit; Compensation
Josiah O. Low, III	Venture Partner, Catterton Partners IV L.P.	7	Audit; Nominating & Corporate Governance
Christopher J. Nassetta	CEO & President, Host Hotels & Resorts, Inc.	4	Compensation; Nominating & Corporate Governance
Catherine B. Reynolds	Chairman, CEO & President, EduCap, Inc.; Chairman & CEO, The Catherine B. Reynolds Foundation	2	Audit

*	Executive Officer
      Information about each of our nominees for the Board of Directors appears below.
      Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance founded the Company in 1987. He was a partner of the law firm Wilmer Cutler Pickering Hale & Dorr, LLP from 1974 until the end of 2005. Mr. Klein currently serves as Chairman of the board of directors of The Sunlight Foundation, a non-profit educational organization, Vice Chairman of the board of directors of Perini Corporation, and as a director of SRA International, Inc. Mr. Klein is 64 years old.
      Andrew C. Florance is one of our founders and has served as our President and as a director since 1987 and as our Chief Executive Officer since 1995. Prior to founding the Company, Mr. Florance held primary responsibility for developing the first generation of software products for Federal Filings, an SEC Form 13-D tracking service, which was later acquired by Dow Jones. Mr. Florance was a co-founder of a commercial real estate information trade association (REI-NEX) and served on its board of directors from 1993 to 1996. Mr. Florance also serves on the board of directors of the St. Andrews School. He received a B.A. in economics from Princeton University. Mr. Florance is 42 years old.

      David Bonderman is a founder of Texas Pacific Group, a private equity firm, and its Asian affiliate Newbridge Capital. Mr. Bonderman serves as a principal and founding partner of each of the firms. Mr. Bonderman currently serves on the boards of directors of two public companies, Ryanair Holdings, plc, and Gemplus International S.A. Prior to forming Texas Pacific Group in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.) (“RMBG”) in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. Mr. Bonderman is 63 years old.
      Warren H. Haber has been, for more than thirty-five years, Chairman of the Board and Chief Executive Officer of Founders Equity Inc. and its affiliates, private investment concerns. Mr. Haber is also Managing General Partner of FEF Management Services, LLC, which manages Founders Equity SBIC I, L.P. Mr. Haber currently serves on the board of directors of Warnex Ltd. Mr. Haber is 65 years old.
      Josiah O. Low, III has been a Venture Partner of Catterton Partners IV L.P., a private equity firm, since August 2001. Prior to that, Mr. Low worked for 16 years at the investment banking firm of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette), where he most recently served as Managing Director/ Senior Advisor. Prior to joining Credit Suisse First Boston in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Market Group in 1977. Mr. Low is 66 years old.
      Christopher J. Nassetta has been the President and Chief Executive Officer of Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), a hospitality real estate company, since May 2000. Mr. Nassetta joined Host Marriott in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997. Prior to joining Host Marriott, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991. Mr. Nassetta serves on the boards of directors of Host Marriott and the National Association of Real Estate Investment Trusts (NAREIT) and is the 2006 chairman-elect for the Real Estate Round Table. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta is 43 years old.
      Catherine B. Reynolds has been the Chairman, Chief Executive Officer and President of EduCap, Inc. a not-for-profit corporation that provides education financing, since 1989. In addition, she has been the Chairman and Chief Executive Officer of The Catherine B. Reynolds Foundation, a philanthropic foundation, since 2000. Prior to that, from 1993 to 2000, she was the Chairman and founder of Servus Financial Corporation. Ms. Reynolds currently serves on the board of directors of Zenith National Insurance Corp. and is a trustee for each of Vanderbilt University, New York University and the Kennedy Center for the Performing Arts. Ms. Reynolds also currently serves as Chairman of the DanceTheatre of Harlem. Ms. Reynolds is 48 years old.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.
ITEM 2
APPROVAL OF COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
      In April 2005, the Compensation Committee of the Board of Directors approved and recommended to the Board and the Board of Directors adopted, subject to stockholder approval, the CoStar Group, Inc. Employee Stock Purchase Plan (the “ESPP”). Stock purchase plans offer eligible employees the opportunity to acquire stock through periodic payroll deductions that are applied toward the purchase of stock, at a discount from the current market price. The ESPP is intended to provide employees of the Company with additional incentives by permitting them to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock. We believe that the ESPP is in the best interest of stockholders, as it enhances broad-based employee stock ownership; enables the Company to attract, motivate and retain the best employees with a market-competitive benefit; and does so at a reasonable cost to stockholders.

      The following is a summary description of the ESPP and is qualified in its entirety by reference to the full text of the ESPP, which is set forth as Appendix A to this proxy statement.
Administration
      The ESPP will be administered by the Company’s board of directors or by a committee appointed by the board. The administrator may delegate day-to-day administration of the ESPP to one or more individuals. The administrator will have full power to interpret the ESPP and to make determinations relevant to entitlements under the ESPP. The decisions of the administrator will be final and binding on all persons.
Eligibility
      All employees (including officers and employee directors) of the Company or a subsidiary designated by the Board of Directors or a committee thereof, who work more than twenty hours per week and more than five months in any calendar year (excluding specified periods of sick leave or other approved leaves of absence), and who commenced employment with the Company on or before the first day of the applicable Offering Period (as defined below), will be eligible to participate in the ESPP. However, an employee will not be eligible to participate if, before commencing participation or as a result of participating, that employee holds or would hold five percent (5%) or more of the total combined voting power or value of the stock of the Company or any subsidiary. Further, no employee’s right to purchase common stock under the ESPP may accrue at a rate which exceeds $25,000 per year of the fair market value of the stock. Approximately 930 employees currently would be eligible to participate in the ESPP.
Offerings Under the ESPP
      Eligible employees of the Company may elect to participate in the ESPP by providing a payroll deduction authorization form to the Company and instructing the Company to withhold a specified percentage of the employee’s salary no later than 5:00 p.m., Eastern time, on the third business day prior to the commencement of the Offering Period. “Offering Periods” run from the first day of each pay period to the last day of each pay period. Unless an eligible employee files a new form or withdraws from the ESPP, the employee’s deductions and purchases will continue at the same rate for future offerings under the ESPP. An eligible employee may authorize a salary deduction of any whole percentage up to a maximum of fifteen percent (15%) of the employee’s compensation (as defined in the ESPP). Eligible employees can increase, decrease or discontinue their deductions and corresponding participation in the ESPP by filing new authorization forms no later than 5:00 p.m., Eastern time, on the third business day prior to the commencement of the applicable Offering Period.
Purchase Price and Shares Purchased
      On the last business day of an Offering Period, the withheld salary will be used to purchase common stock at a 10% discount from the closing price of the common stock on the last business day of the Offering Period. For this purpose, the closing price shall be the closing price of the common stock on the Nasdaq National Market or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which sales were reported. If, on the last day of an Offering Period, the number of shares of common stock to be purchased by all participants exceeds the number of shares available for purchase during the Offering Period, the Company will make a pro rata allocation of the shares remaining available for purchase.
Withdrawal/ Termination of Participation
      Shares will be purchased automatically on the last day of the Offering Period for a participating employee who remains an eligible participant. Participation ends automatically upon an eligible employee’s termination of employment with the Company for any reason, including retirement or death. During an Offering Period, an employee may withdraw from participation in the ESPP at any time prior to 5:00 p.m., Eastern time, on the third business day prior to the end of an Offering Period. Upon a participant’s termination of employment or withdrawal from the ESPP, all accumulated payroll deductions for the participant made prior to termination are returned, without interest, and no shares are purchased for that employee’s account. Partial withdrawals are not permitted, and an employee may not recommence participation during the remainder of an Offering Period from which the employee withdrew. Eligible employees who withdraw from an offering may participate in subsequent offerings.
Shares Subject to the ESPP
      The maximum number of shares of common stock which may be purchased by participants under the ESPP is 100,000, subject to adjustments for stock splits, stock dividends and similar transactions. The shares sold under the ESPP may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company’s treasury, shares reacquired by the Company upon purchase in the open market, or from any other proper source. If the maximum number of shares issuable or available under the Plan is insufficient for the elections made with respect to any particular offering, the administrator will allot the shares then available on a pro rata basis.
Non-Transferability
      Rights granted under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.
Amendment and Termination of the ESPP
      The ESPP may be amended or terminated by the Board of Directors in any respect, except that no amendment shall be effective without stockholder approval if such approval is required under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Federal Income Tax Consequences
      The following general summary describes the typical U.S. federal income tax consequences of the ESPP based upon provisions of the Code as in effect on the date hereof, current regulations promulgated and proposed thereunder, and existing public and private administrative rulings of the Internal Revenue Services, all of which are subject to change (possibly with retroactive effect). This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the ESPP, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.
      Upon stockholder approval of the ESPP, the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An employee will not recognize income upon electing to participate in the ESPP or upon purchasing shares under the ESPP. If the employee does not dispose of shares for at least two years from the beginning of the Offering Period in which the shares were purchased, or in the event of his or her death (whenever occurring), the employee, or his estate, will realize ordinary income upon the disposition (including by sale, gift or death) in an amount equal to the lesser of: (i) the excess of the fair market value of the shares at the time of disposition over their purchase price, or (ii) 10% of the market value of the shares on the date of grant. Any additional gain will be taxed as long-term capital gain. If the fair market value of the shares at the time of their disposition is below the purchase price, the employee will not recognize any ordinary income, and any loss will be a long-term capital loss. The Company will not have a deductible expense as a result of the purchase of stock under the ESPP, unless there is a “disqualifying” disposition, as described in the next paragraph.
      If a participant disposes of the shares earlier than two years after the beginning of the applicable Offering Period, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (i.e., the last day of the Offering Period) will be taxed to the participant as ordinary income and will be deductible by the Company. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as capital gains to a participant. To the extent required under the Code and Internal Revenue Service guidance, the

Company will withhold income and employment taxes with respect to purchases and dispositions of shares under the ESPP.
New Plan Benefits
      Because benefits under the ESPP will depend on employees’ elections to participate and the closing price of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the ESPP.
Vote Required
      The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required to approve the CoStar Group, Inc. Employee Stock Purchase Plan.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN.
ITEM 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as independent auditors for the Company for 2006. As a matter of good corporate governance, the Board would like stockholders to ratify this appointment, even though ratification is not legally necessary. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment.
      Ernst & Young LLP has served as the independent auditors for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP will attend the Annual Meeting, may make a statement and will be available to respond to appropriate questions.
      During the years ended December 31, 2004 and 2005, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered by that firm to CoStar:

	Year Ended December 31, 2004	Year Ended December 31, 2005

Audit Fees	$666,000	$638,241
Audit Related Fees	$2,500	$0
Tax Fees	$26,000	$40,000
All Other Fees	$2,500	$2,500

Total	$697,000	$680,741

      Ernst & Young LLP did not provide any financial information systems design and implementation services to the Company for the fiscal years ended December 31, 2004 and 2005.
      Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the Securities and Exchange Commission (the “SEC”), audit of CoStar’s internal control over financial reporting and statutory audits required internationally. This category also includes fees for statutory audits, consents and assistance with and review of documents filed with the SEC.
      Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions. There were no audit-related fees for 2005. The reported audit-related fees for 2004 represent professional services performed by Ernst & Young LLP in connection with the Company’s acquisition of Peer Market Research, Inc.

      Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning. This category also includes fees associated with the tax planning on mergers and acquisitions and restructurings.
      All Other Fees include fees for products and services provided by the independent auditor other than the services reported in the categories listed above. The reported all other fees paid to Ernst & Young LLP in 2004 and 2005 represent fees paid for a subscription to Ernst & Young’s online auditing and accounting news service.
Audit Committee Pre-Approval Policy
      The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent auditor, Ernst & Young LLP, shall either be approved before the independent auditor is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Pre-approval spending limits for permissible non-audit services are established on a periodic basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar during a period that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. CoStar’s Chief Financial Officer reports to the Audit Committee on a quarterly basis on all services rendered by the independent auditor for which pre-approval has been granted and all fees paid to the independent auditor for such services during the current fiscal year and the previous quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time.
      All fees paid to the independent auditors in 2005 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimus” exception established by the SEC for the provision of non-audit services.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2006.
OTHER MATTERS
      We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.
STOCKHOLDER PROPOSALS AND NOMINATIONS
FOR DIRECTORS FOR THE 2007 ANNUAL MEETING
      A stockholder who intends to introduce a proposal for consideration at our 2007 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”). Additionally, in order to be eligible for inclusion in our proxy statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than January 1, 2007 and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

      A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Our bylaws provide that any such proposals or nominations must be submitted to us no less than 60 nor more than 90 days before the first anniversary date of the preceding year’s annual meeting. Accordingly, stockholders who wish to nominate persons for election as directors or bring other proposals outside of Rule 14a-8 at the 2007 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before April 9, 2007, but no sooner than March 12, 2007, to be considered “timely” within the meaning of Rule 14a-4. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock. Proposals or nominations not meeting these requirements will not be entertained at the 2007 Annual Meeting.
ADDITIONAL INFORMATION
Board of Directors Meetings and Committees
      In accordance with applicable Delaware law and the Company’s Bylaws, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.
      During 2005, the Board of Directors held five meetings and acted on two occasions by unanimous consent. The Board has Audit, Compensation and Nominating & Corporate Governance committees. All directors attended at least 75% of the meetings of the Board and the committees of which they were members.
 Board Committees
      The following table sets forth the current composition of each of our Board committees.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

Warren H. Haber (Chairman)	Christopher J. Nassetta (Chairman)	Josiah O. Low, III (Chairman)
Josiah O. Low, III	David Bonderman	Michael R. Klein
Catherine B. Reynolds	Warren H. Haber	Christopher J. Nassetta
Michael R. Klein
      Audit Committee. The Audit Committee is composed of Warren H. Haber (Chairman), Josiah O. Low, III and Catherine B. Reynolds. CoStar’s Board has determined that each of the members of our Audit Committee is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) Listing Standards for NASDAQ-listed companies and the regulations promulgated by the SEC. In addition, the Board has determined that Committee members Haber, Low and Reynolds are each “audit committee financial experts,” as defined by regulations promulgated by the SEC. During 2005, the Audit Committee met eight times. The Audit Committee’s responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee.
      Compensation Committee. The members of the Compensation Committee are Christopher J. Nassetta (Chairman), David Bonderman, Warren H. Haber and Michael R. Klein. Mr. Nassetta replaced Mr. Haber as Chairman of the Committee in April 2005. CoStar’s Board has determined that each of the members of our Compensation Committee is independent as defined under Rule 4200(a)(15) of the NASD’s Listing

Standards for NASDAQ-listed companies and the regulations promulgated by the SEC. The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to produce the Compensation Committee report on executive compensation for inclusion in the Company’s proxy statement. In addition, the Board of Directors has designated the Compensation Committee as the Administrator of the Company’s 1998 Stock Incentive Plan. The Committee met three times in 2005 and acted on one occasion by unanimous written consent. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Compensation Committee.
      Nominating & Corporate Governance Committee. The members of the Nominating & Corporate Governance Committee are Josiah O. Low, III (Chairman), Michael R. Klein and Christopher J. Nassetta. CoStar’s Board has determined that each of the members of our Nominating & Corporate Governance Committee is independent as defined under Rule 4200(a)(15) of the NASD’s Listing Standards for NASDAQ-listed companies and the regulations promulgated by the SEC. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. The Committee met one time in 2005 and acted on one occasion by unanimous written consent. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Nominating & Corporate Governance Committee.
      All of the charters for the Company’s Board committees are available on the Company’s website, www.costar.com. You will find the charters by clicking on “Corporate Info”, then “Investors”, then “Corporate Governance.”
Corporate Governance Matters
 Identifying and Evaluating Nominees
      The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, officers and employees of CoStar, and other sources that the Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders subject to such recommendations being made in accordance with CoStar’s Bylaws and applicable laws. Specifically, any stockholder recommendation for a nominee for director to be voted upon at the 2007 Annual Meeting of Stockholders should be submitted in writing to our Corporate Secretary no less than 60 nor more than 90 days before the first anniversary date of the preceding year’s annual meeting. Accordingly, stockholders who wish to nominate persons for election as directors at the 2007 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before April 9, 2007, but no sooner than March 12, 2007. The stockholder’s submission must include as to each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (ii) the class and number of shares of stock of the Company which are beneficially owned and of record by such stockholder and such beneficial owner. These requirements are separate from and in addition to the requirements that stockholders must meet to include proposals in the proxy materials for the 2007 Annual Meeting, discussed earlier in this Proxy Statement.
      When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating &

Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.
 Stockholder Communications with the Board of Directors
      Stockholders may communicate with our Board of Directors by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 2 Bethesda Metro Center, Bethesda MD 20814. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.
 Current Independent Directors and Executive Sessions
      CoStar’s Board of Directors has determined that Messrs. Klein, Bonderman, Haber, Low and Nassetta and Ms. Reynolds are each independent as defined under Rule 4200(a)(15) of the NASD’s Listing Standards for NASDAQ-listed companies and the regulations promulgated by the SEC. The independent directors of the Board of Directors meet in regularly-scheduled executive sessions.
 Policy Regarding Attendance at Annual Meetings
      CoStar encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2005, Messrs. Klein and Florance attended the Annual Meeting of Stockholders.
 Codes of Conduct
      CoStar has adopted a Code of Conduct for its directors. In addition, CoStar has adopted a separate Code of Conduct for its officers and employees, including its principal executive officer and principal financial officer. Copies of each of these codes may be found on the Company’s website, www.costar.com. You will find the codes by clicking on “Corporate Info,” then “Investors” and then “Corporate Governance.”
Report of the Audit Committee
      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.
      In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for 2005. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

By the Audit Committee
of the Board of Directors
April 17, 2006

Warren H. Haber, Chairman
Josiah O. Low, III
Catherine B. Reynolds
Compensation Committee Interlocks and Insider Participation
      Messrs. Nassetta, Bonderman, Haber and Klein, the current members of the Compensation Committee, are each non-employee directors. Mr. Klein serves as the Chairman of the Board of the Company. During fiscal year 2005, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal year 2005, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.
Director Compensation
      Board Fees. Through mid-year 2005, each director, other than the Chairman of the Board and any employee director, was entitled to receive $15,000 annually as compensation for serving on the Company’s Board of Directors. Commencing mid-year 2005, the Board fees were increased so that each director, other than the Chairman of the Board and any employee director, receives $20,000 annually as compensation for serving on the Company’s Board of Directors. During 2005, each director, other than the Chairman of the Board and any employee director, received $17,500 in Board compensation.
      Attendance Fees. Each director, other than the Chairman of the Board and any employee director, receives $2,000 for each meeting of the Board of Directors attended in person or by telephone. As of mid-year 2005, attendance fees are no longer paid for special meetings attended by telephone or other similar means of remote communication.
      Chairman. The Chairman of the Board of Directors receives $120,000 annually as compensation for additional services that he is required to perform in his role as Chairman of the Company.
      Stock Grants. Effective September 8, 2005, the Company amended its 1998 Stock Incentive Plan to eliminate the automatic stock option grants provided to its directors. Annually on the date of the first Board meeting following the annual meeting of stockholders, (a) each non-employee Board member is entitled to receive a restricted stock grant worth at least $72,000 on the date of grant; (b) the Chairperson of the Audit Committee is entitled to receive a restricted stock grant worth at least $30,000 on the date of grant; (c) each member of the Audit Committee (other than the Chairperson) is entitled to receive a restricted stock grant worth at least $15,000 on the date of grant; and (d) the Chairperson of each of the Compensation and Nominating & Corporate Governance Committees of the Company is entitled to receive a restricted stock grant worth at least $15,000 on the date of grant. Each such restricted stock grant to the directors is made based on the fair market value of the Company’s common stock on the date of grant and vests over four years, as long as the director is still serving on our Board of Directors on such vesting date.
      During 2005, each non-employee director received a grant of 1,557 shares of restricted stock valued at a price per share of $46.26, the fair market value of the Company’s stock on the date of grant. One-fourth of these shares will vest on each anniversary of the date of grant over four years, as long as such director is still serving on our Board of Directors on such vesting date.

      During 2005, Warren H. Haber, as the Chairman of the Audit Committee, also received a grant of 648 shares of restricted stock valued at a price per share of $46.26, the fair market value of the Company’s stock on the date of grant. One-fourth of these shares will vest on each anniversary of the date of grant over four years, as long as Mr. Haber is still serving on our Board of Directors on such vesting date.
      During 2005, Josiah O. Low, III and Catherine B. Reynolds, as members of the Audit Committee, each also received a grant of 324 shares of restricted stock valued at a price per share of $46.26, the fair market value of the Company’s stock on the date of grant. One-fourth of these shares will vest on each anniversary of the date of grant over four years, as long as the respective committee member is still serving on our Board of Directors on such vesting date.
      During 2005, Christopher J. Nassetta, as the Chairman of the Compensation Committee, also received a grant of 324 shares of restricted stock valued at a price per share of $46.26, the fair market value of the Company’s stock on the date of grant. One-fourth of these shares will vest on each anniversary of the date of grant over four years, as long as Mr. Nassetta is still serving on our Board of Directors on such vesting date.
      During 2005, Josiah O. Low, III, as the Chairman of the Nominating & Corporate Governance Committee, also received a grant of 324 shares of restricted stock valued at a price per share of $46.26, the fair market value of the Company’s stock on the date of grant. One-fourth of these shares will vest on each anniversary of the date of grant over four years, as long as Mr. Low is still serving on our Board of Directors on such vesting date.
      Expenses. Each director is entitled to reimbursement of his expenses for serving as a member of our Board, including expenses in connection with attending each meeting of the Board of Directors and each meeting of any committee.
Executive Officers and Key Employees
      The following table lists our executive officers and key employees:

Name	Age	Years of Service		Position

Andrew C. Florance*	42	19		Chief Executive Officer, President and Director
Frank A. Carchedi*	48	9		Chief Financial Officer and Treasurer
Craig S. Farrington*	48	23	**	Vice President, Research
Christopher R. Tully*	49	1		Sr. Vice President of Sales and Customer Service
Jonathan Bray	49	10	**	Managing Director, FOCUS Information Limited
Jonathan Coleman	41	6		General Counsel and Secretary
Frank Simuro	39	6		Sr. Vice President of Information Systems
Dean Violagis	39	17		Vice President, Research

*	Executive Officer.

**	Includes years of service with acquired companies.
      Information about Mr. Florance appears above under “Item 1 — Election of Directors.” Information about each of the other individuals appears below.
      Frank A. Carchedi, our Chief Financial Officer and Treasurer, joined us in May 1997 from ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he had been Vice President, Treasurer and Chief Financial Officer since 1995. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in their New York Merger and Acquisitions

Group and its Entrepreneurial Services Group in Washington, D.C. He received a B.S. in accounting from Wake Forest University.
      Craig S. Farrington, our Vice President of Research, joined the Company as a result of the merger of COMPS.COM and CoStar Group, Inc. in February 2000. Mr. Farrington is responsible for all of our West Coast research operations and has product management responsibility for CoStar COMPS®. Mr. Farrington joined COMPS.COM in 1983 where he served in various senior management roles throughout the company, including Vice President of Marketing and Product Development. Mr. Farrington received a B.A. in Business and Economics from Westmont College.
      Christopher R. Tully, our Senior Vice President of Sales and Customer Service, joined us in December 2004. From July 2002 until December 2004, Mr. Tully was Group Vice President of Sales for GTSI, Corp., a provider of information technology solutions to federal, state and local governments worldwide. Before joining GTSI, from May 2001 to June 2002, Mr. Tully was Director of Sales for the Preferred Accounts Division at Dell Computer Corporation. Prior to that, from June 1998 to April 2001, Mr. Tully served as Director of Sales in Dell’s Business Systems Division. Prior to his employment with Dell, Mr. Tully served as Vice President — Worldwide Digital Office Marketing at Xerox Corp., where he worked for sixteen years in sales and marketing. Mr. Tully received a B.A. in English from Georgetown University.
      Jonathan Bray, the Managing Director of our U.K. subsidiary, FOCUS Information Limited (successor-in-interest to Property Intelligence plc), is in charge of our CoStar FOCUS product and our U.K. operations. Mr. Bray joined us upon the acquisition of Property Intelligence plc in January 2003. Mr. Bray joined Property Intelligence in 1996. Prior to joining Property Intelligence plc, Mr. Bray served in the British Army for 18 years and was invested as a Member of the British Empire in 1990 for service in Northern Ireland and at Lockerbie. Mr. Bray received his M.B.A. in 1997 from the Open University in Milton Keynes, England.
      Jonathan Coleman, our General Counsel and Secretary, first joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics from Dickinson College and his J.D. from George Washington University.
      Frank Simuro, our Senior Vice President of Information Systems, first joined the Company in December 1999 as Director of Information Systems. He has served as Senior Vice President of Information Systems since May 2005. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International. Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.S. in computer science from State University of New York — Geneseo.
      Dean L. Violagis, our Vice President of Research, joined us in 1989. He has served as Vice President of Research since May 1996. Prior to becoming Vice President of Research, Mr. Violagis had been a research manager since 1989. Mr. Violagis is responsible for all of our East Coast research operations. Mr. Violagis received a B.A. in real estate finance from American University.
Stock Ownership Information
      The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2006 by:

•	our Chief Executive Officer and President, each of our three other executive officers who were serving as executive officers on December 31, 2005, and one additional individual whose employment terminated during 2005 (whom we refer to collectively in this proxy statement as the “named executive officers”);

•	each of our directors;

•	each person we know to be the beneficial owner of more than 5% of the outstanding common stock; and

•	all of our executive officers and directors as a group.

	Shares	Percentage of
Name and Address(1)	Beneficially Owned(1)	Outstanding Shares(1)

Michael R. Klein(2)	928,303	4.95
Andrew C. Florance(3)	522,612	2.74
Frank A. Carchedi(4)	100,572	*
David M. Schaffel(5)	3,000	*
Craig S. Farrington(6)	55,598	*
Christopher R. Tully(7)	26,156	*
David Bonderman(8)	275,049	1.47
Warren H. Haber(9)	103,015	*
Josiah O. Low, III(10)	22,455	*
Christopher J. Nassetta(11)	9,381	*
Catherine B. Reynolds(12)	3,131	*
All eleven directors and executive officers as a group(13)	2,049,272	10.61

(1)	Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2006, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the indicated shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2006, the Company had 18,745,065 shares of common stock outstanding.

(2)	Includes 7,248 shares held by Mr. Klein as trustee for his adult son and 7,248 shares held by Mr. Klein’s minor son, for which Mr. Klein may be deemed to share voting and dispositive power. Also includes 11,250 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 1,557 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 344,167 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 11,940 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 86,250 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 3,257 shares of restricted stock that are subject to vesting restrictions.

(5)	Mr. Schaffel resigned from the Company effective July 4, 2005.

(6)	Includes 53,750 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 1,551 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 26,000 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 129 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 12,500 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 1,557 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 6,000 shares held by Mr. Haber’s spouse and excludes 20,000 shares held by Mr. Haber’s adult son for which Mr. Haber disclaims beneficial ownership. Also includes 17,500 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 2,205 shares of restricted stock that are subject to vesting restrictions.

(10)	Includes 1,000 shares held by Mr. Low’s spouse for which Mr. Low disclaims beneficial ownership. Also includes 13,250 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 2,205 shares of restricted stock that are subject to vesting restrictions.

(11)	Represents 7,500 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 1,881 shares of restricted stock that are subject to vesting restrictions.

(12)	Represents 1,250 shares issuable upon options exercisable within 60 days of April 1, 2006, as well as 1,881 shares of restricted stock that are subject to vesting restrictions.

(13)	Includes 573,417 shares issuable for options exercisable within 60 days of April 1, 2006, as well as 28,163 shares of restricted stock that are subject to vesting restrictions.
Plan Shares Outstanding
      The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of December 31, 2005.

Number of securities
remaining available for future
	Number of securities to be		issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities reflected
Plan Category	warrants, and rights	warrants, and rights	in the first column)

Equity compensation plans approved by security holders	1,473,897	$29.76	424,508	(1)

(1)	The Company’s 1998 Stock Incentive Plan provides for various types of awards, including options and restricted stock grants.
Executive Compensation
      The following table provides the annual salary, bonuses, and all other compensation awards and payouts to our named executive officers for 2003 through 2005.
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
Name and Principal	Fiscal				Stock	Underlying	All Other
Position	Year	Salary		Bonus	Awards(1)	Options	Compensation

Andrew C. Florance	2005	$382,286		$272,473(2)	$590,791	—	$15,326(3)
Chief Executive Officer	2004	$365,547		$302,310(4)	—	50,000	$12,696(5)
And President	2003	$357,431		$320,845(6)	—	50,000	$12,226(7)
Frank A. Carchedi	2005	$211,456		$141,855(2)	$161,132	—	$12,687(8)
Chief Financial	2004	$204,211		$142,150(4)	—	15,000	$12,331(8)
Officer and Treasurer	2003	$199,675		$144,998(6)	—	15,000	$11,981(8)
David M. Schaffel(9)	2005	$189,877	(10)	$46,650(11)	$122,760	—	$10,285(8)
Chief Information Officer	2004	$174,875		$89,714(4)	—	15,000	$10,163(8)
	2003	$170,992		$72,435(6)	—	12,500	$6,840(8)
Craig S. Farrington	2005	$169,818		$93,291(2)	$76,743	—	$9,736(8)
Vice President Research	2004	$160,470		$93,724(4)	—	15,000	$9,984(8)
	2003	$148,693		$125,973(6)	—	12,500	$8,058(8)
Christopher R. Tully	2005	$231,043		$226,504(12)	$6,383	—	$12,040(8)
Sr. Vice President	2004	$15,577	(13)	$23,580(14)	—	65,000	—
Sales & Customer Service	2003	—		—	—	—	—

(1)	The number in this column represents the dollar values of restricted stock awards granted during 2005 to the named executive officers under the terms of the Company’s 1998 Stock Incentive Plan, based on the closing price of the Company’s common stock on the date of grant. On March 10, 2005, Mr. Florance,

Mr. Carchedi, Mr. Schaffel, Mr. Farrington and Mr. Tully received 15,920, 4,342, 3,308, 2,068 and 172 shares of restricted stock, respectively, valued at a price per share of $37.11. These awards vest over four years in equal installments, commencing one year from the date of grant, as long as the employee is still employed by the Company on such vesting date. Upon his resignation effective July 4, 2005, none of Mr. Schaffel’s shares of restricted stock were vested and, therefore, all such shares were forfeited as of that date. At year-end 2005, the aggregate number of shares of restricted stock held by the named executive officers and the value of such shares, based on the closing price of the Company’s common stock as of December 30, 2005, were: Mr. Florance — 15,920 shares and $687,266; Mr. Carchedi — 4,342 shares and $187,444; Mr. Schaffel — 0 shares and $0; Mr. Farrington — 2,068 shares and $89,276; and Mr. Tully — 172 shares and $7,425. Holders of shares of restricted stock are entitled to dividends on those shares if and when declared and paid on our common stock.

(2)	Represents bonus paid in 2006 for performance in 2005.

(3)	Includes 401(k) contributions made by the Company in the amount of $14,000, plus life insurance premiums paid by the Company for the benefit of Mr. Florance in the amount of $1,326.

(4)	Represents bonus paid in 2005 for performance in 2004.

(5)	Includes 401(k) contributions made by the Company in the amount of $11,584, plus life insurance premiums paid by the Company for the benefit of Mr. Florance in the amount of $1,112.

(6)	Represents bonus paid in 2004 for performance in 2003.

(7)	Represents 401(k) contributions made by the Company in the amount of $11,114, plus life insurance premiums paid by the Company for the benefit of Mr. Florance in the amount of $1,112.

(8)	Represents 401(k) contributions made by the Company.

(9)	Mr. Schaffel resigned from the Company effective July 4, 2005.

(10)	Includes base salary paid for six months following termination of employment in accordance with the separation and release agreement with Mr. Schaffel.

(11)	Represents Mr. Schaffel’s pro rata bonus paid for performance in 2005.

(12)	Includes bonus of $64,260 paid in 2006 for performance in 2005 and commissions of $162,244.

(13)	Mr. Tully joined us in December 2004. On an annualized basis, his salary was $225,000 in 2004.

(14)	Includes bonus of $6,563 and commissions of $17,017 paid in 2005 for performance in 2004.
Employment and Separation Agreements
      We have employment agreements with Messrs. Florance, Carchedi and Tully, have employment terms with Mr. Farrington and had an employment agreement with Mr. Schaffel that terminated effective July 4, 2005. Our employment agreements with Messrs. Florance, Carchedi and Schaffel became effective as of January 1, 1998. Mr. Tully’s employment agreement became effective December 1, 2004. Mr. Farrington’s employment terms became effective as of February 18, 2000. All the agreements are (or were, as the case may be) automatically renewable for successive one year terms unless we or the executive terminate the agreement. Each employment agreement entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and an award of stock options or other equity grants vesting over time. The agreements also generally provide that the executive may participate in any insurance, medical, disability or pension plan generally made available to our senior executive officers.
      The employment agreements for Messrs. Carchedi and Schaffel are for initial terms of two years, the employment agreement for Mr. Florance is for an initial term of three years, and the employment agreement for Mr. Tully is for an initial term of one year, and all are automatically renewable for successive one-year terms unless the executive or we terminate the agreement. Mr. Farrington has at-will employment terms. The employment agreements for Messrs. Florance, Carchedi, Schaffel and Tully contain covenants not to compete with us for the two years immediately following termination.

      The employment agreements for Messrs. Florance, Carchedi, Schaffel and Tully generally provide that, if we terminate the executive’s employment without cause (which includes termination of employment following “changes of control” of the Company under certain circumstances), the executive is entitled to certain severance benefits as follows. If we terminate Mr. Florance without cause or if he terminates his agreement for good cause, he is entitled to receive his base salary for the greater of one year or whatever period remains under the agreement, his bonus for the year in which the termination occurred, the immediate vesting of all of his stock options and a gross-up payment to cover any taxes assessed under Section 4999 of the Internal Revenue Code. If we terminate Messrs. Carchedi or Schaffel without cause, each is entitled to receive his base salary for the greater of six months or whatever period remains under the agreement, to a prorated share of his bonus for the year in which termination occurred and to the immediate vesting of all of his stock options due to vest within the following twelve months. If we terminate Mr. Tully without cause, he is entitled to receive his base salary for the greater of nine months or whatever period remains under the agreement. Mr. Farrington is not entitled to any severance benefits if he is terminated without cause.
      Upon his resignation, we entered into a separation and release agreement with Mr. Schaffel. Pursuant to that agreement and in accordance with his employment agreement, in consideration of Mr. Schaffel’s covenants and agreements thereunder (including, without limitation, confidentiality and a release of any claims against CoStar and its affiliates), the Company agreed to pay Mr. Schaffel his base salary for six months following termination of employment in accordance with the Company’s normal payroll practices, a prorated share of his bonus for 2005 and reimbursement of reasonable and necessary business related expenses incurred as an employee. Further, pursuant to Mr. Schaffel’s employment agreement, the Company agreed to immediate vesting of all of Mr. Schaffel’s stock options due to vest within twelve months of July 4, 2005, the effective date of termination of his employment.
      The following table gives specific economic terms of our arrangements with our executive officers as of December 31, 2005.

		Bonus Range as
		a Percentage of
Name	Base Salary	Base Compensation

Andrew C. Florance	$382,418	0 - 100%
Frank A. Carchedi	$213,637	50 - 80%
David M. Schaffel(1)	$182,946	0 - 75%
Craig S. Farrington	$171,569	0 - 75%
Christopher R. Tully(2)	$229,500	0 - 35%

(1)	Mr. Schaffel resigned from the Company effective July 4, 2005. Pursuant to a separation and release agreement, Mr. Schaffel continued to receive his base salary through January 4, 2006, and was paid a prorated share of his bonus for 2005.

(2)	In addition, Mr. Tully has the ability to earn monthly commissions based on the Company’s monthly net new revenue amounts.
Option Grants
      There were no grants of stock options to our named executive officers during 2005.

Option Exercises and Fiscal Year-End Values
      The following table provides certain information regarding stock option exercises in fiscal year 2005, and unexercised options held as of December 31, 2005, by the named executive officers.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END 2005 OPTION VALUES

					Number of Securities
					Underlying Unexercised		Value of Unexercised
	Shares				Options Held at		in the Money Options at
	Acquired				December 31, 2005		December 31, 2005(1)
	on		Value
Name	Exercise		Realized		Exercisable	Unexercisable	Exercisable		Unexercisable

Andrew C. Florance	—		—		331,667	75,000	$6,055,686.39		$817,750.00
Frank A. Carchedi	—		—		82,500	22,500	$1,517,075.00		$245,325.00
David M. Schaffel(2)	73,750	(3)	$1,581,096.31	(4)	—	—	—		—
Craig S. Farrington	7,500	(3)	$177,231.75	(4)	50,000	20,000	$843,312.50		$197,962.50
Christopher R. Tully	—		—		26,000	39,000	—	(5)	—	(5)

(1)	Calculated based on the amount by which the fair market value of the underlying security (assumed to be equal to its year-end closing price of $43.17 per share) exceeds the option exercise price.

(2)	Mr. Schaffel resigned from the Company effective July 4, 2005. Pursuant to his separation and release agreement, all of his options to purchase common stock of the Company that were exercisable within 12 months of his termination date vested immediately and became immediately exercisable. Pursuant to the Company’s 1998 Stock Incentive Plan, Mr. Schaffel had 90 days from the date of his termination of employment to exercise any vested options.

(3)	All such shares of common stock acquired upon exercise of options were sold on the date acquired.

(4)	Calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all sales during 2005.

(5)	The exercise price for Mr. Tully’s options is $45.18. Therefore, his options were not “in the money” as of December 31, 2005.
Compensation Committee Report On Executive Compensation
 Compensation Philosophy and Review
      The compensation philosophy of the Company is to provide a competitive total compensation package so that the Company can attract, retain, and motivate talented employees and executives. The Company also strives to maximize stockholder value by linking compensation to individual and team achievement of agreed upon goals relating to overall corporate performance. The Company’s Compensation Committee therefore believes that compensation for the Company’s executives should encourage and reward superior performance.
      The Committee has commissioned third-party consultants to perform compensation studies comparing the compensation packages offered to executives of the Company with similarly situated executives within peer groups of companies. The Committee uses the results of such studies, together with corporate and individual performance, to evaluate the compensation parameters of the Company’s executives.
 Elements of Executive Compensation
      The Company’s executive compensation consists primarily of base salary, annual cash bonuses, commission payments, the award of stock options or restricted stock, a Company 401(k) match, health insurance and similar benefits. The Company has an employment arrangement with each of its executives that entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of individual and team goals, and a competitive award of stock options or restricted stock vesting over time. The compensation package of each executive is reviewed by the Committee on an annual basis.
 Base Salaries
      Base salary levels of the Company’s executives are reviewed annually, and may be adjusted to reflect an executive’s individual responsibilities and performance, as well as the overall performance of the Company. The Compensation Committee also considers salaries paid to executives of the peer groups identified in the studies in determining base salary levels. The Compensation Committee believes that base salaries should be generally competitive with companies in the peer group.
 Annual Cash Bonus Program
      The Compensation Committee administers an annual cash bonus plan for its executives, under which these executives may receive a cash bonus based on individual and corporate performance. The bonuses generally have a potentially attainable range from 0% to 100% of base salary, based on the executive’s employment agreement with the Company. In setting these ranges, the Compensation Committee considered the potential annual cash bonuses offered by members of the peer groups and the specific area of responsibility of the executive and set competitive annual cash bonus levels for superior performance. Each executive officer is entitled to receive a percentage of his bonus potential based on the Company’s achievement of corporate/financial goals and such officer’s achievement of individual/team performance goals. The criteria that the Committee uses to determine bonuses include, without limitation, the level of achievement of goals based on the following criteria: Company revenues, Company earnings, research, data quality, new and enhanced products, software development, management, customer service, accounts receivable, human resources, investor relations, financial reporting and sales. The criteria differ for each of the executive officers. The executives may receive all, or a portion of, the bonus based on attaining the objectives delineated at the start of a given year.
 Long-Term Incentive Plan
      The Company has in place a stock incentive plan, which allows the Company to grant stock options and restricted stock to its executive officers and other employees. Prior to 2005, the Company had generally granted stock options to its executive officers and other employees. However, beginning in 2005, the Compensation Committee determined that it was in the Company’s best interest to grant restricted stock to its executive officers. The Compensation Committee believes that granting stock awards (whether stock options or restricted stock) to executives is important to the Company’s success because these awards help to attract, retain and motivate executives. The Committee believes that stock awards, when used with appropriate holding periods, help encourage executive retention because they vest over a period of years. In addition, the executive benefits when the CoStar stock price rises for all of CoStar’s stockholders.
      Each executive is eligible to receive stock awards under the CoStar Group, Inc. 1998 Stock Incentive Plan. The Compensation Committee generally awards stock awards to each executive when he or she joins the Company. Thereafter, the Compensation Committee, in its discretion, based on the recommendation of the Chief Executive Officer may award additional stock awards to executives at the time of their annual review. There is no established formula or criteria for grants under the Plan, and stock awards may be granted on a subjective basis at intervals determined by the Compensation Committee. Options are typically granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and typically vest over a period of four years. Restricted stock is typically granted for a stock price equal to the par value of the Company’s common stock ($0.01 per share) and typically vests over a period of four years. The Compensation Committee considers long-term incentives offered by the peer group in determining the amount of stock awards.

 Chief Executive Officer Compensation
      In establishing the salary and bonus for Mr. Florance, our Chief Executive Officer and President, the Committee relied on its strong belief that Mr. Florance significantly and directly influences the Company’s overall performance. Accordingly, the Committee sought to achieve the following objectives: (i) establish a base salary competitive with that paid to other chief executive officers of peer companies; (ii) reward Mr. Florance for superior performance in connection with his contribution to the Company; and (iii) reward Mr. Florance for the Company’s outstanding corporate and financial performance for the fiscal year. Accordingly, pursuant to Mr. Florance’s employment agreement, the range for Mr. Florance’s annual bonus is between 0% and 100% of his base compensation. In 2005, the Committee determined that 75% of Mr. Florance’s bonus would be based on the Company meeting certain financial goals (including revenue and earnings goals) and that 25% of his bonus would be based on Mr. Florance achieving certain individual qualitative performance goals.
      Based on these factors, in 2005 Mr. Florance was paid an annual salary of $382,418. In addition, based on the level of achievement of each of Mr. Florance’s goals, in 2006 Mr. Florance was paid a bonus of $272,473 (71% of his annual base salary) for his performance in 2005. Further, based on the belief that Mr. Florance should be focused on the long-term growth of the Company, in March 2005, the Committee granted Mr. Florance 15,920 shares of restricted common stock. These shares vest over a period of four years and have a purchase price equal to the par value of the Company’s common stock.
      In addition, at a Compensation Committee meeting in 2006, the Committee determined that Mr. Florance’s base salary should be increased 6%, such that beginning in April 2006, Mr. Florance would receive a base salary of $405,363. The Committee also determined that for 2006, Mr. Florance’s bonus range would be between 0% and 100% of Mr. Florance’s base salary, and that 75% of his bonus would be based on the Company meeting certain corporate/financial goals (including revenue and earnings goals) and 25% would be based on Mr. Florance achieving certain individual qualitative performance goals. Finally, in April 2006, the Committee granted Mr. Florance 12,625 shares of restricted stock of the Company, which vest annually over a period of four years, with a purchase price equal to the par value of the Company’s common stock.
 Employment Agreements
      Our employment agreements with Messrs. Florance, Carchedi and Schaffel became effective as of January 1, 1998 and the employment agreement with Mr. Tully became effective as of December 1, 2004. The employment agreement for Mr. Carchedi is, and the employment agreement for Mr. Schaffel was, for an initial term of two years, the employment agreement for Mr. Florance is for an initial term of three years, and the employment agreement for Mr. Tully is for an initial term of one year, and all are (or were, as the case may be) automatically renewable for successive one-year terms unless the executive or we terminate the agreement. Mr. Farrington has at-will employment terms.

 Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a company to its Chief Executive Officer and any of its four most highly compensated executive officers that is in excess of $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The Compensation Committee will continue to monitor total compensation and, should the 162(m) limitation become an issue, take the measures that they deem appropriate.

By the Compensation Committee
of the Board of Directors
April 17, 2006

Christopher J. Nassetta, Chairman
Warren H. Haber
David Bonderman
Michael R. Klein

Stock Price Performance Graph
      The stock performance graph below shows how an initial investment of $100 in our common stock would have compared to:

•	An equal investment in the Standard & Poor’s Stock 500 Index (“S&P 500”).

•	An equal investment in the S&P 500 Application Software Index.
      The comparison covers the period beginning December 31, 2000, and ending on December 31, 2005, and assumes the reinvestment of any dividends. You should note that this performance is historical and is not necessarily indicative of future price performance.
Certain Relationships and Related Transactions
      The Company paid approximately $12,000 in legal fees to the law firm WilmerHale (formerly, Wilmer Cutler Pickering Hale and Dorr) in 2005. Michael Klein was a partner of WilmerHale from 1974 through 2005. Other than as described above, since January 1, 2005 none of our executive officers or directors has engaged in or had a direct or indirect interest in any transactions with us that are required to be disclosed in this proxy statement.
      Although they are not related party transactions, we note that (1) in 2003, Michael Klein committed to invest $250,000 in a Founders Equity SBIC Fund, of which Warren H. Haber is a managing member, and has to-date invested approximately $150,000 of that commitment, and (2) since 2004, Christopher Nassetta committed to invest up to $250,000 in a Texas Pacific fund, of which David Bonderman is an officer, director and shareholder of the general partner, and has to-date invested approximately $163,000 as a limited partner of that fund.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and anyone who owns more than 10% of our common stock, file with the Securities and Exchange Commission reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us, we believe that during 2005, our directors, executive officers and 10% stockholders complied with these requirements.
Other Information
      We have included a copy of our Annual Report for the year ended December 31, 2005 with this Proxy Statement. The Annual Report contains our annual report on Form 10-K for the year ended December 31, 2005. In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Audra Capas, Vice President of Communications, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814.
      If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this Proxy Statement and the 2005 Annual Report have been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact our transfer agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, Plaza Level, New York, NY 10038, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt.
      This proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $6,000 plus reasonable expenses. They may solicit proxies in person, by telephone, by mail, telegram, facsimile, or other electronic or other means, and will request that brokerage houses, banks, and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

Appendix A
COSTAR GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN
      The purpose of this CoStar Group, Inc. Employee Stock Purchase Plan (“Plan”) is to provide eligible employees of CoStar Group, Inc. (the “Company”) and certain of its subsidiaries with the opportunity to purchase shares of the Company’s common stock (“Common Stock”) at a 10% discount. The Plan is effective July 1, 2006.
      1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by one or more committees or subcommittees appointed by the Board (a “Committee”). The Board or a Committee (in either case, the “Administrator”) may delegate to one or more individuals the day-to-day administration of the Plan. The Administrator shall have full power and authority to promulgate any rules and regulations which it deems necessary or advisable for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, and to take all action in connection with the administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board; provided, however, the administration of the Plan shall be consistent with Rule 16b-3 under the Securities Exchange Act of 1934. The administration, interpretation or application of the Plan by the Administrator shall be final and binding upon all participants and all other persons. The Company shall pay all expenses incurred in connection with the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option (as defined in Section 9) granted hereunder.
      2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Internal Revenue Code (the “Code”)) designated by the Board or a Committee from time to time (a “Designated Subsidiary”), are eligible to participate in the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the applicable Offering Commencement Date (as defined below).
For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary; provided that where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.
      No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.
      Eligible employees who elect to participate in the Plan are referred to herein as “participants”.

      3. Offering Periods. An Offering Period under the Plan will begin on the first day of each pay period (the “Offering Commencement Date”) and end on the last day of the pay period (the “Offering Period”). During each Offering Period, payroll deductions will be made on behalf of participants from one or more paychecks paid during the Offering Period. Such payroll deductions will be held for the purchase of Common Stock at the end of the Offering Period. The Administrator may, at any time and at its discretion, change the frequency and/or duration of Offering Periods with respect to future Offering Periods.
      4. Participation. An employee eligible on an Offering Commencement Date may participate in the Plan by completing and forwarding a payroll deduction authorization form to the payroll office or other method specified no later than 5:00 p.m., Eastern time, on the third business day prior to the applicable Offering Commencement Date. The payroll deduction authorization form will authorize a regular payroll deduction from the Compensation received by the participant during the Offering Period. Unless a participant files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offering Periods under the Plan as long as the Plan remains in effect (subject to Section 11 below). As used herein, the term “Compensation” means total compensation subject to federal income tax and paid to the participant by the Company, excluding reimbursements or other expense allowances, fringe benefits, relocation expenses, stock-based compensation and severance benefits. For purposes of the Plan, (a) salary deferrals in connection with participation in the Plan or any other plan or arrangement (such as Section 401(k), Section 125 or qualified transportation fringe benefit) shall be included as Compensation, and (b) compensation shall be recognized only for the period in which a person is actually an eligible participant of the Plan.
      5. Deductions. The Company will maintain payroll deduction accounts for all participants. With respect to the Plan, a participant may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Offering Period or such shorter period during which deductions from payroll are made. Payroll deductions may be made in 1% increments of Compensation, between 1% and 15%, with any change in compensation during the Offering Period to result in an automatic corresponding change in the dollar amount withheld as soon as administratively practical.
      6. Deduction Changes. A participant may increase, decrease or discontinue his or her payroll deduction by filing a new payroll deduction authorization form no later than 5:00 p.m., Eastern time, on the third business day prior to the applicable Offering Commencement Date. If a participant elects to discontinue his or her payroll deductions, but does not elect to withdraw his or her funds pursuant to Section 8 below, funds deducted prior to such participant’s election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below). The Administrator may (i) establish rules limiting the frequency with which participants may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on participants wishing to resume payroll deductions following discontinuance, and (ii) change the rules regarding discontinuance of participation or changes in participation in the Plan. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, the Administrator may reduce a participant’s payroll deductions to zero percent (0%) at any time during an Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such participant’s enrollment form at the beginning of the first Offering period that is scheduled to end in the following calendar year, unless participation in the Plan is discontinued by the participant.
      If a participant has not followed the procedures prescribed by the Administrator to change the rate of payroll deductions or to discontinue the payroll deductions, the rate of payroll deductions shall continue at the properly elected rate in effect until such rate is changed in accordance with Plan procedures.
      7. Interest. All payroll withholdings hereunder shall be held in the corporate general account. Interest will not be paid on any participant accounts, except to the extent that the Administrator, in its sole discretion, elects to credit participant accounts with interest at such per annum rate as it may from time to time determine.
      8. Withdrawal of Funds. A participant may at any time prior to 5:00 p.m., Eastern time, on the third business day prior to the end of an Offering Period and for any reason permanently draw out the balance accumulated in the participant’s account and thereby withdraw from participation in an Offering Period. Partial withdrawals are not permitted. The participant may not begin participation again during the remainder of the Offering Period. The participant may participate in any subsequent Offering Period in accordance with terms and conditions established by the Administrator.
      9. Purchase of Shares. On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (the “Option”) to purchase whole shares of Common Stock of the Company on the last business day of such Offering Period (the “Exercise Date”), at the Option Price hereinafter provided for.
      Notwithstanding the above, no participant may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Offering Period) for each calendar year in which the Option is outstanding at any time.
      The price for each share purchased under the Plan will be 90% of the closing price of the Common Stock on the Exercise Date, rounded to the nearest $0.01 (the “Option Price”). Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.
      Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.
      Any balance remaining in a participant’s payroll deduction account at the end of an Offering Period will be automatically refunded to the participant, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the participant’s payroll deduction account for the Plan, except that if the participant requests a refund of the residual, in accordance with procedures established by the Administrator, or if the participant terminates his or her employment, the balance shall then be refunded.
      10. Issuance of Shares. Shares of Common Stock purchased under the Plan may be issued only in the name of the participant, in the name of the participant and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the participant. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares.
      11. Rights on Retirement, Death or Termination of Employment. In the event of a participant’s termination of employment for any reason (including death) prior to the last business day of an Offering Period, the participant’s participation in the Plan shall immediately terminate and thereafter no payroll deduction shall be taken from any pay due and owing to such participant and the balance in the participant’s account shall be paid to the participant or, in the event of the participant’s death, (a) to a beneficiary previously designated in a revocable notice signed by the participant (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the participant’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion or as may be required under applicable law, designate. If, prior to the last business day of the Offering Period, the Designated Subsidiary by which a participant is employed shall cease to be a subsidiary of the Company, or if the participant is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the participant shall be deemed to have terminated employment for the purposes of this Plan as of the date of such action.

      12. Optionees Not Stockholders; No Enlargement of Employee Rights. Neither the granting of an Option to a participant nor the deductions from his or her pay shall constitute such participant a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her. In addition, nothing contained in this Plan shall be deemed to give any participant the right to be retained in the employ of the Company or of the Designated Subsidiary or to interfere with the right of the Company or the Designated Subsidiary to discharge any participant at any time.
      13. Rights Not Transferable. Rights under this Plan and Options granted under this Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan.
      14. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
      15. Adjustment in Case of Changes Affecting Common Stock. If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Board or the Committee, the Board may make appropriate adjustments in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued in the aggregate and to any participant upon exercise of Options granted under the Plan. The Board’s determinations under this Section 15 shall be conclusive and binding on all parties.
      16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the same securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.
      In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) all outstanding Options may be cancelled by the Administrator as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participants; or (iii) all outstanding Options may be cancelled by the Administrator as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his or her account as of a date determined by the Board or a Committee, which date shall not be less than three (3) business days preceding the effective date of such transaction.
      17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (ii) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

      18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased during any Offering Period plus the number of shares purchased during previous Offering Periods under this Plan exceeds the maximum number of shares issuable or available under this Plan, the Administrator will allot the shares then available on a pro rata basis.
      19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participants shall be promptly refunded.
      20. Governmental Regulations. The Company shall have no obligation to sell and deliver shares of Common Stock under this Plan unless and until (i) it has taken all actions required to register the shares of Common Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange or the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) for the Common Stock is met; and (iii) all other applicable provisions of state and federal law have been satisfied.
      21. Governing Law. The Plan shall be governed by Maryland law except to the extent that such law is preempted by federal law.
      22. Available Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source. A maximum of 100,000 shares (subject to adjustment as set forth in Section 15) shall be available for issuance under the Plan.
      23. Notification Upon Sale of Shares. Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased. As a condition to the exercise of an Option, the Company may require the participant exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if such a representation is required by applicable law.
      24. Withholding. Each participant shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such participant pursuant to the Plan. The Company may deduct, to the extent permitted by law, any such taxes from any payment of any kind otherwise due to a participant.
      25. Effective Date and Approval of Shareholders. The Plan shall be effective July 1, 2006, subject, however, to approval of the Plan by the stockholders of the Company as required by Section 423 of the Code, which stockholder approval must occur within twelve months of the adoption of the Plan by the Board. No Option granted under this Plan may be exercised unless or until such stockholder approval has been obtained.

Adopted by the Board of Directors on
, 2006

Approved by the stockholders on
, 2006

PROXY	PROXY
COSTAR GROUP, INC.
Annual Meeting of Stockholders – June 8, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of 2006 Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2006, and the 2005 Annual Report, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Frank A. Carchedi, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2006 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 11:00 a.m. local time on Thursday, June 8, 2006, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.
     THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, “FOR” APPROVAL OF THE COSTAR GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN, “FOR” RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS FOR 2006 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.
(Continued and to be signed on the reverse side.)

Please date, sign and mail your proxy card
in the envelope provided as soon as possible.
Annual Meeting of Stockholders
COSTAR GROUP, INC.
June 8, 2006
¯    Please detach along perforated line and mail in the envelope provided.    ¯
☑	Please mark your vote in blue or black ink as shown here.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(1) Proposal to elect the following persons as directors of the Company.	Nominees:	¡	Michael R. Klein
		¡	Andrew C. Florance
		¡	David Bonderman
FOR ALL NOMINEES		¡	Warren H. Haber
/ /		¡	Josiah O. Low III
		¡	Christopher J. Nassetta
WITHHOLD AUTHORITY FOR ALL NOMINEES		¡	Catherine B. Reynolds
/ /

FOR ALL EXCEPT (See instructions below)
/ /
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
(2)	Proposal to approve the CoStar Group, Inc. Employee Stock Purchase Plan.	/ /	/ /	/ /

		FOR	AGAINST	ABSTAIN
(3)	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006.	/ /	/ /	/ /

(4)	To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment or postponement thereof, according to their discretion and in their discretion.
The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted FOR each of the above persons and proposals, and for or against such other matters as may properly come before the meeting as the proxy holders in their discretion deem advisable.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.
Mark “X” here if you plan to attend the meeting.       

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 
Signature of Stockholder                                               Date:
Signature of Stockholder                                               Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.